September 4, 2008

Andrew Caminschi
Executive Director
KAL Energy Inc
World Trade Center 14th Floor
Jl. Jenderal Sudirman Kav. 29-31
Jakarta 12920
Indonesia

Dear Mr. Caminschi:

This letter will outline the terms of KAL Energy Inc (the “Client”) engagement of The Global Consulting Group* (the “Agency”).

The Agency is retained to represent the Client in carrying out its investor and media relations services, and a one time crisis communication program, as approved by the Client, and to act on behalf of the Client in this regard.

KAL Energy Inc agrees to retain the Agency effective September 4, 2008. The term of this engagement will be one year and thereafter, such term shall automatically renew (with an annual 3% cost of living increase) unless terminated in accordance with the terms of this letter of agreement. Either party may terminate this letter of agreement upon ninety (90) days prior written notice. Termination can not be prior to six months after the start of the contract.

Either party shall be entitled to terminate this agreement immediately by notice to the other party, in the event of the following:

a)	if the other party breaches any material provision hereof and does not cure such breach within 15 days of receipt of notice thereof from the other party; or

b)
if the other party becomes bankrupt, is placed into the hands of a trustee, receiver, or manager on behalf of creditors as to the whole or a substantial part of its business, makes an assignment for the benefit of creditors, or ceases to carry on business.

New York    Los Angeles    Sacramento    London    Edinburgh    Madrid    Brussels    Tel Aviv    Istanbul    Shanghai

HF Global Consulting Group, Inc.   22 Cortlandt Street, 14th Floor New York, NY 10007
Tel: (646) 284-9400 Fax: (646) 284-9494 www.hfgcg.com
* The Global Consulting Group is now Grayling Global

The Client agrees to compensate The Global Consulting Group with a fixed retainer fee of ten thousand dollars a month ($10,000/month), and a one time project fee for crisis communication program of eighteen thousand dollars ($18,000) for the Agency’s services. The first two month’s fees are due upon signing this contract, as well as 50% of the one-time project fee. Invoices are billed monthly and payable within thirty (30) days of the invoice date.

In addition, The Client agrees to pay the Agency a bonus of an amount to be determined, predicated upon achievement of certain benchmarks to be agreed upon by The Client and the Agency. Suggested bonus metrics include financial media placements, market capitalization, sell side research coverage, institutional holders, participation at investment conferences, etc.

The Client will reimburse the Agency for reasonable and necessary out-of-pocket expenditures such as travel and related meals and lodging, long distance telephone calls, postage, express charges and a fixed office expense of $350 per month. Out-of-pocket expenses are subject to a 17.65% surcharge, billed monthly and payable within ten (10) days of the invoice date.

The Client will indemnify the Agency against any loss or expenditure (including reasonable attorney’s fees and costs) the Agency may incur as a result of any claim, suit or proceeding brought against the Agency based upon or relating to programming, publicity or other material which the Agency prepared for the Client based on materials or ideas provided by the Client, that were approved by the Client.

The Agency will indemnify the Client against any loss or expenditure (including reasonable attorney’s fees and costs) the Client may incur as the result of any claim, suit or proceeding made or brought against the Client based upon or relating to any programming, publicity or other material which the Agency prepared for the Client which was not based on materials or directions from the Client.

The Client agrees that at no time while this Agreement is in force and for a period of one year thereafter will it solicit or hire employees of the Agency without the express prior approval of the Agency. The Agency agrees that at no time while this Agreement is in force and for a period of one year thereafter will it solicit or hire employees of the Client without the express prior approval of the Client.

The Agency will not retain third parties or enter into third party contracts without the express prior written permission of the Client.

The Agency agrees that information and materials provided by the Client to the Agency on a confidential basis shall be held in confidence by the Agency, except as otherwise compulsorily required by law.

This agreement shall be governed by and construed in accordance with the laws of the State of New York and any dispute shall be subject to the exclusive jurisdiction of the courts of the State of New York.

Except as set forth herein, this Agreement constitutes the entire agreement between the parties. The agreement can only be amended in writing signed by the parties hereto.

If these terms are agreeable to you, please countersign below and retain one copy for your files, returning the original to the Agency.

Agreed to by the Client:	Agreed to by the Agency:

/s/ Andrew Caminschi	/s/ Peter Robinson
Andrew Caminschi	Peter Robinson
Executive Director	Chief Financial Officer

September 4, 2008	September 4, 2008
(Date)	(Date)